Maytag Corporation
                          403 West Fourth Street North
                               Newton, Iowa 50208


April 1, 1999

BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Maytag Corporation
          File No. 1-655
          Definitive Proxy Materials

Ladies and Gentlemen:

     Enclosed for filing by Maytag Corporation (the "Company"), pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934 (the "Exchange Act"), as modified by Item 309 of Regulation S-T, are definitive copies of the Company's proxy statement and proxy card (collectively, the "1999 Proxy Materials"). Pursuant to Rule 14a-6(m) under the Exchange Act, a cover page is included with the 1999 Proxy Materials. The 1999 Proxy Materials will be released to shareholders on or about April 1, 1999.

     Pursuant to Item 304(d) of Regulation S-T, the performance graph required by Item 402(1) of Regulation S-K has been described and interpreted in tabular or chart form within the electronic filing of the 1999 Proxy Materials and the Company will submit supplementally a paper copy of the performance graph to the Company's Branch Chief in the Division of Corporation Finance of the Securities and Exchange Commission ("SEC").

     As permitted by Item 101(b) of Regulation S-T, the Company has elected to file seven copies of Company's 1998 Annual Report with SEC pursuant to Rule 14a-3(c).

     One copy of a conforming paper format copy of the 1999 Proxy Materials will be submitted to the SEC at the address indicated below in accordance with Item 901 of Regulation S-T. Each such conforming paper format copy will include the following legend: "This conforming paper document is being submitted pursuant to Rule 901(d) of Regulation S-T."


If you have any questions, please contact E. James Bennett at 515/787-8394 or Jim L. Kaput of Sidley & Austin at 312/853-2655.

                                   Very truly yours,



                                   E. James Bennett


Enclosures
cc:  Mr. Robert Bartelmes
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549


                            Schedule  14A Information


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)


Filed by the Registrant [  ]
Filed by a Part other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]     Soliciting Material Pursuant to
      240.14a-11(c) or 240.14a-12

                  Maytag Corporation
(Name of Registrant as Specified In Its Charter)

                  E. James Bennett
(Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i), or 14-a-6(j)(2).
[ ]  $500 per each party to the controversy
     pursuant to Exchange Act Rule 14a-
     6(i)(3).
[ ]  Fee computed on table below per Ex-
     Change Act Rules  14a-6(i)(4) and 0-11.
  (1)     Title of each class of securities to
which transaction applies:
_______________________________________
 (2) Aggregate number of securities to
which transaction applies:
_______________________________________
 (3) Per unit price or other underlying
value of transaction computed pursuant to
Exchange Act Rule 0-11:___/
_______________________________________
 (4) Proposed maximum aggregate value of
transaction:
_______________________________________




 _/ Set forth the amount on which the
filing fee is calculated and state how it was
determined.
[ ]  Check box if any part of the fee is
     offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for
     which the offsetting fee was paid previ-
     ously.  Identify the previous filing by
     registration statement number, or the
     Form or Schedule and the date of its
     filing.
 (1) Amount Previously Paid:
______________________________________
 (2) Form, Schedule or Registration State-
ment No.:
______________________________________
 (3) Filing Party:
______________________________________
 (4) Date Filed:
______________________________________




                               MAYTAG CORPORATION
                            NOTICE OF ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT
                              ____________________


MEETING NOTICE

     The Annual Meeting of the Shareholders of Maytag Corporation, a Delaware Corporation, will be held at the Newton Senior High School Center for Performance, located at East Fourth Street South in Newton, Iowa, on May 13, 1999, at 9:00 a.m., for the purpose of considering and acting upon the following:

     (1)  The election of four directors for three-year terms, expiring in 2002.

     (2) Selection of Ernst & Young LLP as independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1999.

     (3) If properly presented at the Annual Meeting, a shareholder proposal concerning the classification of the Board of Directors.

     (4) If properly presented at the Annual Meeting, a shareholder proposal concerning super majority voting provisions in the Certificate of Incorporation.

     (5) The transaction of any other matters that properly come before the meeting or any adjournment thereof.

     Shareholders entitled to vote are invited to attend the Annual Meeting.

     The Board of Directors has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



Dated:  April 1, 1999


                                   E. JAMES BENNETT
                                   Secretary


                                 PROXY STATEMENT
                              ____________________



     The Board of Directors solicits your proxy for use at the Annual Meeting of Maytag Corporation to be held May 13, 1999. Proxy statements and proxies will be mailed to shareholders on April 1, 1999. A shareholder giving a proxy may revoke it or give special voting instructions at any time before the proxy is voted by executing a later-dated proxy, which is voted at the meeting or by attending the Annual Meeting in person and signing a written notice to the Secretary of the Corporation. If the enclosed proxy card is properly executed and returned, the shares it represents will be voted in accordance with the shareholder's instructions. If no instructions are given, the proxy will be voted for each of the nominees for election as director, for the selection of Ernst & Young, LLP as independent auditors and against the shareholder proposals. Any shareholder attending the Annual Meeting may, on request, vote his or her own shares at the meeting even though the shareholder has previously sent in a proxy card or voted by phone, as described below.

     With respect to the election of directors a shareholder may vote for all nominees or withhold authority to vote for all or any nominees. Withholding authority to vote for a director nominee will not prevent the nominee from being elected. With respect to each other matter specified in the Notice of Annual Meeting a shareholder may vote for or against the matter or abstain from voting on the matter. A vote to abstain has the effect of a vote against the matter.

     Any "broker non-votes" on a particular matter, which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of votes cast with respect to that matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining a quorum. Approval of each matter specified in the Notice of Annual Meeting requires a majority (in the case of election of directors, a plurality) of the shares represented at the meeting and entitled to vote on the matter. Accordingly, non-voted shares with respect to a matter will not affect the approval of the matter or the outcome of the election of directors.

     If you hold your shares in your own name rather than through a broker, you may vote by phone. To vote by phone, dial 1-888-221-0696. Employees holding shares through the Salary Savings Plan or Employees' Discount Stock Purchase Plan may also vote by phone.

     The Corporation had 88,691,095 outstanding shares of common stock as of the close of business on March 15, 1999, not including 28,459,498 shares of treasury stock. The Corporation has no other voting securities outstanding. Shareholders are entitled to one vote per share on each matter.

(1) DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

     Under the authority of the Corporation's Bylaws, the Board consists of fourteen directors divided into three groups. The term of each group expires in different years. The four nominees for election to the Board of Directors this year to hold office until the 2002 Annual Meeting of Shareholders and until their successors have been duly elected and qualified are: Barbara R. Allen, Howard L. Clark, Jr., Leonard A. Hadley and William T. Kerr.




     Proxies will be voted for each of the nominees unless other directions are given in the proxy. If any nominee is unavailable for election, an event which is not anticipated, such proxies will be voted for the election of the remaining nominees and for the election of a substitute nominee, or the Board of Directors may elect not to fill the vacancy and to reduce the number of directors.

     Mr. Robert D. Ray will retire from the Maytag Corporation Board of Directors at the conclusion of the 1999 Annual Meeting having served with great distinction for fifteen years. His guidance and counsel will be missed.

     The following sets forth certain information regarding each nominee and each director whose term continues after the 1999 Annual Meeting based on information received from each such nominee and continuing director.

NOMINEES FOR A TERM TO EXPIRE IN 2002 (pictures of each of the four nominees listed below are shown in left margin)

          Barbara R. Allen, 46, President, Corporate Supplier Solution, Corporate Express, a supplier of office products and related categories. Director since 1995.

          Ms. Allen assumed her current position in 1998. She previously held various marketing positions with The Quaker Oats Company becoming a Vice President in 1987, Corporate Vice President and President of the Frozen Foods Division in 1990, Vice President, Corporate Planning in 1992 and Executive Vice President, International Food Products in 1995. Ms. Allen is also a director of Chart House Enterprises.

          Howard L. Clark, Jr., 55, Vice Chairman, Lehman Brothers Inc., an investment banking and brokerage firm. Director since 1986.

          Mr. Clark was Chairman, President and Chief Executive Officer of Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position in 1993. Prior thereto, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company having held various positions with that firm since 1981. From 1968 to that time he was Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers Inc., Fund American Enterprises Holdings Inc., Compass International Services Corporation and Walter Industries, Inc. Lehman Brothers Inc. provides certain investment banking services to the Corporation.

          Leonard A. Hadley, 64, Chairman and Chief Executive Officer, Maytag Corporation. Director since 1985.

          Mr. Hadley joined the Corporation in 1959 in the Accounting Department. He held a number of management positions before he was named a Vice President in 1979. He was named President of Maytag Company in 1986, elected an Executive Vice President of the Corporation in 1989, named Chief Operating Officer in 1990 and President in 1991. He was named Chief Executive Officer in 1992 and elected Chairman in 1993. He also serves as a director of Deere & Company, Norwest Bank Iowa and Snap-on Incorporated.

          William T. Kerr, 57, Chairman and Chief Executive Officer, Meredith Corporation, a publishing and broadcasting company. Director since 1998.






          Mr. Kerr joined Meredith Corporation in 1991 as President of the Meredith Magazine Group and Executive Vice President of the Company, became President and Chief Operating Officer in 1994, President and Chief Executive Officer in 1997 and assumed his current position in 1998. Prior to 1991 he was a Vice President of The New York Times Company and President of its magazine group. He is also a director of Meredith Corporation, Principal Mutual Life Insurance Company and Storage Technology Corporation.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

     Lester Crown, 73, Chairman of the Board, Material Service Corporation. Director since 1989. Term expires in 2000.

     Mr. Crown was elected Chairman of the Board of Material Service Corporation, a manufacturing company, in 1983, having served as its President since 1970. He is a director and Chairman of the Executive Committee of General Dynamics Corporation and President of Henry Crown and Company.

     Wayland R. Hicks, 56, Vice Chairman and & Chief Operating Officer of United Rentals, Inc., an equipment rental firm. Director since 1994. Term expires in 2001.

     Mr. Hicks became President & Chief Operating Officer of United Rentals, Inc. in 1997 and became Vice Chairman and Chief Operating Officer in 1998. Mr. Hicks was President and Chief Executive Officer of Indigo, Inc. N.V. from 1996 until 1997. He served as Chief Executive and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Group Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is also a director of United Rentals, Inc., Katun Corporation and Perdue Farms.

     Bernard G. Rethore, 57, Chairman, President & CEO of Flowserve Corporation, a manufacturer of fluid transfer and control equipment and systems. Director since 1994. Term expires in 2000.

     Mr. Rethore became Chairman and Chief Executive Officer of Flowserve Corporation in 1997 and added the title of President in 1998. He became President and Chief Executive Officer of BW/IP, Inc. (a predecessor of Flowserve) in 1995 and was elected Chairman of the Board in 1997. He served as Senior Vice President of Phelps Dodge Corporation, and President, Phelps Dodge Industries, its diversified international industrial group, from 1989 until 1995. From 1984 to 1989, he was President, then Chief Executive Officer of Microdot Industries, the diversified manufacturing division of Microdot Inc. Mr. Rethore is also a director of Flowserve Corporation and Belden Inc.

     W. Ann Reynolds, 61, President, The University of Alabama at Birmingham. Director since 1988. Term expires in 2001.

     Ms. Reynolds became President of The University of Alabama at Birmingham in 1997. Ms. Reynolds served as Chancellor of The City University of New York from 1990 to 1997. From 1982 to 1990 she served as Chancellor of The California State University. From 1979 to 1982 she served as Provost and as a professor at Ohio State University. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Fiberglas Corporation.





     John A. Sivright, 70, Senior Consultant, Harris Bankcorp, Inc. Director since 1976.

     Mr. Sivright held a number of positions with Harris Bankcorp, Inc. and was named a Vice President in 1965, an Executive Vice President in 1980, Senior Relationship Executive in 1991 and to his current position in 1994. He is also a director of Harris Bank Winnetka, N.A. Term expires in 2001.

     Neele E. Stearns, Jr., 63, former President and Chief Executive Officer, CC Industries, Inc., a diversified holding company. Director since 1989. Term expires in 2000.

     Mr. Stearns served as Executive Vice President and Chief Operating Officer of Henry Crown and Company, from 1979 until 1986. From 1986 until his retirement in 1994 he served as President and Chief Executive Officer of CC Industries, Inc. Mr. Stearns is also a director of Wallace Computer Services, Inc.

     Fred G. Steingraber, 60, Chairman and Chief Executive Officer of A. T. Kearney, Inc., a management consulting firm. Director since 1989. Term expires in 2001.

     Mr. Steingraber held various positions with A. T. Kearney beginning in 1964 and became Chief Executive Officer in 1984. He was elected to his current position in 1986. Mr. Steingraber is also a director of A. T. Kearney, Inc., Southeastern Thrift and Bank Fund, Inc., Lawter International and Mercury Finance Corporation.

     Carole J. Uhrich, 55, Executive Vice President and Assistant Chief Operating Officer, Polaroid Corporation, a photographic imaging and equipment company. Director since 1995. Term expires in 2000.

     Ms. Uhrich joined Polaroid in 1966, holding various positions in the engineering division until becoming a plant manager in 1983. She was named Director of Manufacturing in 1984, Vice President of Corporate Quality in 1987, Vice President of Product Delivery in 1988, Vice President of Quality, New Product Delivery in 1990, Group Vice President, Manufacturing and Product Development in 1992, Executive Vice President, Global Supply Chain in 1996 and Executive Vice President, President Commercial Imaging in 1997 before assuming her current position in 1998. She also serves as a director of Ceridian Corporation.

     Lloyd D. Ward, 50, President and Chief Operating Officer, Maytag Corporation. Director since February 1998. Term expires in 2000.

     Mr. Ward joined the Corporation in 1996 as Executive Vice President and President, Maytag Appliances and was elected to his current position in 1998. Prior to joining the Corporation he held positions with Pepsico, Inc., including Vice President, Operations, Pepsi-Cola East in 1988, President, Western Division, Frito-Lay, Inc. 1991 and President, Central Division, Frito-Lay, Inc., 1992 until he joined the Corporation.











SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 1, 1999.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
____________________________________________________________________________
                                   Amount and Nature
Name and Address              of Beneficial Ownership        Percent of Class
FMR Corp.        (1)               6,368,179 shares              7.078%
82 Devonshire St.
Boston, Massachusetts 02109-3614

Crown Group      (2)               5,348,769 shares              6.0%
c/o Gerald A. Weber
222 North LaSalle Street
Chicago, Illinois 60601
_______________________________________________________________________________

(1) A form 13G has been filed with the Securities and Exchange Commission by FMR Corp. as of December 31, 1998 showing it beneficially owns 6,368,179 shares of the Corporation. This number included: 6,007,490 shares beneficially owned by Fidelity Management and Research Company (Fidelity), as a result of its serving as investment adviser to various registered investment companies and as investment advisor to certain other funds; 103,100 shares beneficially owned by Fidelity International Limited (FIL), an investment advisor to a number of non-U.S. investment companies, including 7,600 shares owned by Fidelity American Special Situations Trust (FASST) a unit trust established under the laws of England; 265,189 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as an investment manager of institutional accounts; 6,368,179 shares beneficially owned by Edward C. Johnson, 3d and Abigail P. Johnson and members of the Edward C. Johnson 3d family as members of a group which may be deemed a control group with respect to FMR Corp. Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, each have the sole voting power with respect to 220,589 shares and the sole dispositive power with respect to 265,189 shares. FIL, FMR Corp., through its control of Fidelity, and FASST each has sole power to vote and dispose of 7,600 shares. Edward C. Johnson 3d, FMR through its control of Fidelity, and the funds each have sole disposition power with respect to 5,999,890 shares.

(2) Although no person or entity in the group owned beneficially more than 5% of the common stock outstanding as of March 1, 1999, a number of persons acting together, including Lester Crown, members of his family, relatives, certain family partnerships, trusts associated with the Crown family, and other entities, are the beneficial owners of an aggregate of 5,348,769 shares of Maytag common stock, constituting 6.0 % of the common stock. A Schedule 13D relating to the ownership of shares of common stock by these persons and entities has been filed with the Securities and Exchange Commission by Gerald A. Weber, as attorney and agent. These persons and entities, including Lester Crown, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the
Schedule 13D.

     The following table shows the amount of Maytag common stock held by each director and nominee, each executive officer named in the Summary Compensation



Table on Page 14 and all directors and executive officers as a group, as of March 1, 1999.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
____________________________________________________________________________
                         Amount and Nature of
 Name                    Beneficial Ownership               Percent of Class
____________________________________________________________________________
Barbara R. Allen                    7,100    (b)                    *
William L. Beer                    20,838    (b)(c)                 *
Howard L. Clark, Jr.               20,836    (b)                    *
Lester Crown                   2,9050,823    (a)(b)(d)            3.26 %
Edward H. Graham                   73,706    (b)(c)                 *
Leonard A. Hadley                 416,747    (a)(b)(c)              *
Wayland R. Hicks                   15,000    (b)                    *
William T. Kerr                       100    (b)                    *
Gerald J. Pribanic                 41,224    (a)(b)(c)              *
Robert D. Ray                      23,600    (a)(b)                 *
Bernard G. Rethore                  9,000    (b)                    *
W. Ann Reynolds                    15,300    (b)                    *
John A. Sivright                   27,000    (a)(b)                 *
Neele E. Stearns, Jr.              21,090    (b)                    *
Fred G. Steingraber                16,000    (b)                    *
Carole J. Uhrich                    7,500    (b)                    *
Lloyd D. Ward                     384,397    (b)(c)                 *

All directors and executive
officers as a group consisting
of 24 persons, including the
above named.                    4,207,226    (a)(b)(c)(d)         4.72 %
-----------------------------------------------------------------------------
*  Less than one percent.
     (a) Includes shares owned by associates or certain family members in which the director disclaims any beneficial interest.
     (b) These totals include shares which the following persons and all directors and executive officers as a group have the right to acquire within 60 days of March 1, 1999 through the exercise of stock options: William L. Beer no shares; Edward H. Graham 40,120 shares; Leonard A. Hadley 174,190 shares; Gerald
J. Pribanic 19,690 shares; Lloyd D. Ward 300,000 shares; Ms. Reynolds and Messrs. Clark, Crown, Ray, Sivright and Stearns each have options to acquire 11,000 shares, Ms. Allen, and Ms. Uhrich each have options to acquire 7,000 shares, Mr. Rethore has options to acquire 5,000 shares. Messrs. Hicks and Steingraber each have options to acquire 3,000 shares and all directors and executive officers as a group have options to acquire 695,820 shares.

     (c) These totals include shares granted under stock awards in 1997, 1998 and 1999, pursuant to the Corporation's 1996 Employee Stock Incentive Plan as to which the following persons and all executive officers and directors as a group have sole voting power: William L. Beer 6,405; Edward H. Graham 5,998; Leonard
A. Hadley 30,352; Gerald J. Pribanic 5,972; Lloyd D. Ward 16,645; and all directors and executive officers as a group 91,468. Such shares are subject to forfeiture under the terms of the awards.

     (d) The number of shares shown as beneficially owned by Mr. Crown includes 1,618,769 shares held by The Crown Fund, of which he is a partner. In addition, 719,240 shares are owned by various trusts of which he is a trustee; and 65,657 shares are owned by the Arie and Ida Crown Memorial of which he is a director. The number of shares shown does not include shares owned by various trusts of



which Mr. Crown's children are beneficiaries, parternships in which Mr. Crown is a limited partner, and partnerships in which Mr. Crown s adult children are partner. Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his beneficial ownership therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1998 Mr. Robert Downing, an executive officer inadvertently failed to timely file with the Securities and Exchange Commission one report on Form 4 related to one transaction.

MEETINGS AND COMMITTEES

     During 1998 the Board of Directors held five meetings either in person or by telephone. Each director attended at least 75% of Board meetings and meetings of the committees on which the director served.

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee as well as other committees.

     The Audit Committee, currently consisting of Barbara R. Allen, Howard L. Clark, Jr., Wayland R. Hicks, Fred G. Steingraber and Neele E. Stearns, Jr. met four times in 1998. Its charge includes the review of the Corporation's financial statements with the Corporation's independent auditors, approval of audit arrangements, review of audit results and review of internal audit issues.

     The Compensation Committee's duties are to review and approve compensation plans and policies of the Corporation, recommend to the Board the salaries of all officers of the Corporation, declare bonus and incentive plan allocations for management employees of the Corporation, award stock options and provide stock grants to key executives. The Committee currently consists of Wayland R. Hicks, William T. Kerr, Robert D. Ray, Bernard G. Rethore, John A. Sivright and Neele E. Stearns, Jr. The Committee met three times in 1998.

     The Nominating Committee, which met twice in 1998, nominates persons to serve on the Board of Directors and recommends compensation levels and other remunerative programs for directors. It currently consists of Lester Crown, Robert D. Ray, W. Ann Reynolds, John A. Sivright and Fred G. Steingraber. COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation receive no compensation in their capacities as director. Non-employee directors are paid a retainer of $30,000 per annum, $1,250 for each Board and committee meeting attended and are reimbursed for actual expenses. Telephone meetings are compensated at $750 per meeting. Non-employee committee chairmen receive an additional $4,000 per annum.

     All non-employee directors with five or more years of service may participate in the Maytag Corporation Directors' Pension Plan, an unfunded, noncontributory pension plan. Each eligible participant will receive an annual pension, beginning at the later of the director's attaining age 70 or ceasing tenure as a director, equal to the director's annual retainer (excluding any Board committee meeting and committee chair fees) for the 12 month period prior to the commencement of such pension.







(2)  RELATIONSHIP WITH INDEPENDENT AUDITORS

     A further purpose of the Annual Meeting is to select independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1999. It is intended that all proxies on the enclosed form, will be voted for the selection of Ernst & Young LLP as independent auditors, unless otherwise instructed. Ernst & Young LLP has audited the financial statements of the Corporation since 1925 and is expected to have a representative present at the meeting to make a statement if the representative desires to do so and to be available to respond to appropriate questions.
     The Board of Directors recommends a vote FOR the selection of Ernst & Young LLP as independent auditors.

(3) SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS.

     The Corporation has received a shareholder proposal from a shareholder (the "Proponent") representing 200 shares of common stock, for inclusion in this Proxy Statement. The name and address of the person who submitted the proposal will be furnished upon request made to the Corporation. The proposal is as follows:

     RESOLVED: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR. Maytag Corporation shareholders request the Board of Directors to take all necessary steps to enact this resolution today.

     This includes the requirement that a change to the length of the directors term of office can be made only by a majority of shareholder votes cast, on a separate-issue basis and this resolution applies to successor companies.
































PROPONENT S STATEMENT OF SUPPORT

     It is intuitive that directors, accountable through annual election, perform better. The current piecemeal director election gives Maytag Corporation directors 3-years of isolation from the impact of their performance.

     WHAT INCENTIVE IS THERE FOR GOOD CORPORATE GOVERNANCE -- HIGHLIGHTED BY ANNUAL ELECTION OF ALL DIRECTORS?

     50 institutional investors, managing a total of $840 million, told McKinsey & Co. they would pay an 11% average premium for the stock of a company with good governance practices.
     Why the big jump? Some investors said they believed that good governance will boost performance over time. Others felt good governance decreases the risk of bad news - and when trouble occurs, they rebound faster.
          Business Week                 Sept. 15, 1997

     GOOD CORPORATE GOVERNANCE CAN COUNTER-BALANCE RECENT EVENTS:

     RESEARCH ALERT - Maytag cut. Brown Brothers Harriman lowered its near-term rating on Maytag Corp. to neutral from buy.
          Reuters                       Sept. 28, 1998

     Maytag excised from Bruce Hutson s fund due to low yields.
          New York Times                June 21, 1998

     Maytag depends on very mature U.S. retail home appliance business.
          Value Line                    Sept. 11, 1998

     Maytag still remains in 3rd place in the domestic home appliance industry.
          Value Line                    Sept. 11, 1998

     The American appliance industry is mature and highly competitive.
          Standard & Poors              Aug. 15, 1998

     The latest battle over Hoover Europe s infamous free flights continues. Hoover Europe s former parent, Maytag, eventually paid out $72 million to fly some 220,000 people. But Hoover still is not unable to close out one of the most embarrassing blunders in corporate history. Harry Cichy, head of the plaintiffs group said as many as 350,000 people might have grounds to sue Hoover.
          AP Online                     July 15, 1998

     POINT:
     Maytag Corp. s CEO Hadley said Maytag continues to shed weak products.
          Reuters                       Sept. 18, 1998

     COUNTER POINT:
     Who is responsible for the weak products in the first place?

     POINT:
     The Neptune washer price is $1,100. Hadley says this compares with a typical washing machine price of $425.
          Reuters                       Sept. 18, 1998

     COUNTER POINT:
     Can Maytag continue to charge this 158% premium indefinitely.




     Also:
     CEO Mr. Leonard Hadley has $7 million ($7,290,493) in unexercised stock options from previous years.
                    Source: Internet - http://www.paywatch.org

     With 14 seats the Maytag board may be too large for optimum size. Board oversight could be minimal since the board met only 6 times in 1997. It cannot be determined whether all, or some of these meetings, were entirely by telephone.
                    Source: Maytag 1997 proxy statement.

     The best boards continue to raise the bar, said Business Week:

          Place The Entire Board Of Directors Up For Election Each Year
                                    YES ON 3

BOARD OF DIRECTORS  STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

     The Board of Directors believes that the proposal on annual election of the entire Board of Directors is not in the best interests of the Corporation or its shareholders and recommends a vote AGAINST the proposal.

     A similar proposal from the same shareholder was submitted at the 1998 Annual Meeting. It was defeated by a significant majority.

     By way of history, in 1977 Maytag shareholders decided, by an 89.5 % affirmative vote, that the Board should be divided into three classes of directors elected to staggered three-year terms with one class elected each year. At the time of adoption, the Board and the overwhelming majority of shareholders believed that the classified Board was in the Corporation's best interest and the Board continues to hold this view. The classified board facilitates continuity and stability in the composition of the Board by assuring that a majority of the Directors at any time will have had prior experience and in-depth knowledge of the Corporation. Prior experience and knowledge are exceedingly important considering the highly competitive nature of the major appliance industry.

     A classified board is a widely used safeguard to protect against inadequate tender offers or unsolicited attempts to seize control of a company. The Corporation's classified board could prevent a hostile replacement of the Board in less than 12 months, which encourages someone who might seek to control the Corporation to negotiate with the Board. This would give the Board time to evaluate any proposal, study alternatives and seek the best result for all shareholders.

     Further, the Board believes that a Director's performance and contribution is more appropriately measured over a longer period of time such as three years, rather than the short- term focus implied in annual elections. This is consistent with the Board's role in making decisions that have a long-term impact.











     Adoption of the Proponent's proposal would not by itself eliminate the classified Board. It is a request that the Board take all "necessary steps to enact this resolution today." If the Board were to consider such a request desirable, it would have to present a formal amendment repealing the classified Board provision to the Corporation's shareholders and such amendment would need to be approved by the vote of the holders of at least two-thirds of the stock of the Corporation issued and outstanding and entitled to vote at any regular or special meeting of shareholders.

      In the statement of support of its proposal, the Proponent cites many events which purport to show inadequacies in the performance of the Corporation, which would presumably be cured by declassifying the Board. Over the last several years the Corporation has experienced significant growth and in 1998 set
all-time records for sales, net income and earnings per share.    Capital
investment in the business has been aggressive and innovative new products have been introduced. During the same period, over 21,000,000 shares of common stock have been repurchased by the Corporation. This record of performance has contributed to solid increases in shareholder value. For all of the above reasons, the Board believes the classified Board continues to be in the best interest of the Corporation and shareholders.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the proposal.

         The Board of Directors recommends a vote AGAINST this proposal.

(4) SHAREHOLDER PROPOSAL CONCERNING SUPER MAJORITY VOTING
PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     The Corporation has received a shareholder proposal from a shareholder (the "Proponent") representing 800 shares of common stock, for inclusion in the Proxy Statement. The name and address of the person who submitted the proposal will be furnished upon request made to the Corporation. The proposal is as follows:

      RESOLVED: Reinstate simple majority vote.

     Maytag Corporation shareholders request the Board of Directors to enact this resolution:

     Reverse the Maytag super-majority provision that means if a vast majority of shareholders (but less than an overwhelming 80%) vote to change certain key items, management can tell the majority to forget it. Since not all shares vote, Maytag actually has an insurmountable 90% super-majority requirement.

PROPONENT S STATEMENT OF SUPPORT

Why return to simple majority vote?
     -Super-majority requirements of any kind are widely opposed.
     -The bi-partisan National Conference of State Legislatures urged States to ban super-majority rules.
     -Major professionally-managed funds, including those holding substantial
      Maytag stock, declare that super-majority rules are not in the best interest of shareholders.







     Maytag also needs to reinstate simple majority vote to make its corporate governance more competitive. The following Maytag rules are not in the best interest of shareholders according to a significant number of institutional shareholders. Institutions own 65% of Maytag stock.
     -No cumulative voting
     -Super-majority vote required to approve merger
     -No confidential voting -- enables management to contact you and ask you to change your vote
     -Poison pill
     -Some shareholders are particularly concerned about classified boards combined with poison pills. Maytag has both.

     Maytag can also be more competitive by correcting the following director deficiencies. Correcting these deficiencies are supported by a significant number of institutional shareholders.

      Sivright
23 years on the board. Also serves on Maytag s key Compensation and Nomination Committees.
      To allow fresh ideas the National Association of Corporate Directors guidelines said: Consider limits on length of director service to 10-15 years.

     Steingraber
With 4 board seats and demanding job, tends to be overextended. Yet also serves on Maytag s key Audit and Nominating committees.

     Clark
His employer, Lehman Brothers, provides lucrative investment banking services for Maytag. Yet Clark serves on the key Audit Committee.

     Institutional Shareholder Services, Bethesda, MD (www.cda.com/iss) recommends independent directors on key committees.

     Hadley
With 4 board seats and demanding job, tends to be overextended.

     Return Maytag to competitive corporate governance:

               RETURN TO SIMPLE MAJORITY VOTE
                         YES ON 4




















BOARD OF DIRECTOR S STATEMENT IN OPPOSITION TO THE PROPOSAL

     The Board of Directors believes that the proposal concerning super majority voting provisions is not in the best interests of the Corporation or its shareholders and recommends a vote AGAINST the proposal.

     The Proponent s resolution is so vague the Board is uncertain what is specifically being requested. There are various super majority voting provisions in the Certificate of Incorporation. Only one, however, requires an 80% majority. Assuming that the resolution is directed at that provision, Article Ninth of the Certificate of Incorporation requires an 80% vote of the shares outstanding and entitled to vote when a potential acquiror of the Corporation offers a premium price to some shareholders rather than the same price to all shareholders.

     The Board believes that it is unfair to the shareholders to permit a potential acquiror to pay a premium price to acquire a position in the Corporation, and then offer the remaining shareowners a lower price. A super majority voting requirement under such circumstances (a Fair Price provision) is necessary to protect the interests of all shareholders. At the 1984 Annual Meeting, the owners of over 83% of the shares represented at the meeting (over two-thirds of the shares issued and outstanding) voted to adopt the Fair Price provision as part of the Certificate of Incorporation.

     It is also possible that the Proponent s resolution refers to all super majority provisions of the Certificate and Bylaws of the Corporation. Rather than detail a list of the super majority provisions and a discussion of the merits of each, if it would be inappropriate to repeal the Fair Price provision, it would be inappropriate to repeal all super majority provisions, since that would result in the repeal of the Fair Price provision.

     The Proponent s statement of support references many matters which the Board does not believe relate to super majority voting, such as tenure of directors, cumulative voting, confidential voting and the number of boards upon which individual directors serve. Adoption of the proposal would have no impact on any of these issues. Adoption of the proposal would not eliminate super majority provisions. If the Board were to consider such a request desirable, it would have to present formal amendments to repeal the super majority provisions to the Corporation s shareholders and such a request would have to be approved by the vote of the holders of at least two-thirds of the stock outstanding and entitled to vote at any regular or special meeting of shareholders as to each super majority provision (80% with regard to the Fair Price provision of the Certificate of Incorporation) .

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the proposal.

     The Board of Directors recommends a vote AGAINST this proposal. EXECUTIVE COMPENSATION

The following table shows the compensation of the chief executive officer of the Corporation and the other four most highly compensated executive officers of the Corporation serving as such on December 31, 1998 (the "named executive officers")






SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                                  Annual Compensation                       Awards                   Payouts

 Name and Principal Position   Year    Salary     Bonus  Other Annual  Restricted     Securities       LTIP     All Other
                                                         Compensation     Stock       Underlying     Payouts  Compensation
                                                                        Award(s)    Options/SAR's                  (B)
                                                                           (A)           (#)

Leonard A. Hadley              1998   $770,000 $1,000,000      0            0          100,000      $1,529,040   $13,838
Director,                      1997    700,000    700,000      0            0           75,000         958,185    13,493
Chairman & CEO                 1996    648,000    600,000      0            0          146,260         619,352     9,955

Lloyd D. Ward                  1998   $505,917  $473,280       0            0          100,000       $736,465    $7,230
Director,                      1997    447,000   259,202       0            0           42,000        275,041     7,160
President & COO                1996    318,750   219,256       0            0          290,240         81,112     4,361
                              (9 mo)

William L. Beer                1998   $259,750  $164,406       0            0           12,690       $217,349    $5,926
President Maytag Appliances    1997    186,250    90,873       0            0           18,000        117,198     4,689
                               1996    157,321    55,744       0            0           17,400         71,834     3,978
Edward H. Graham               1998   $230,000  $151,800       0            0            7,340       $327,162    $9,519
Sr. VP, General Counsel and    1997    215,000   112,479       0            0            9,800        212,150     9,060
Ass't. Secretary               1996    208,000    99,216       0            0           25,000        139,106     8,356

Gerald J. Pribanic             1998   $230,000  $151,800       0            0           11,010       $283,122    $7,605
Executive VP & CFO             1997   210,000    109,864       0            0           14,360        110,545     7,208
                               1996   185,233     92,417       0            0           35,000         70,829     5,943

(A)  At December 31, 1998, the number of shares of restricted stock, the number of restricted units and the respective values thereof held by the named executive officers were as follows:  Leonard A. Hadley, 23,097 shares valued at
$1,443,563 and 15,399 units valued at $962,438; Lloyd D. Ward, 12,463 shares valued at $778,938 and 8,309 units valued at $519,313; William L Beer, 4,613 shares valued at $288,313 and 3,075 units valued at $192,188; Edward H. Graham, 4,680 shares valued at $292,500 and 3,119 units valued at $194,938; and Gerald J. Pribanic, 4,612 shares valued at $288,250 and 3,074 units valued at $192,125.  Dividends are paid on restricted stock at the same time and at the same rate as on the common stock.  Dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock.  Dividend equivalents on restricted units are treated as reinvested dividends applicable to the restricted units; these units are paid out if and when the performance goals (described in the Long
Term Incentive Plan Awards Table below) are satisfied.

(B) The amounts reported in this column for 1998 include the dollar value of premiums paid for life insurance for the benefit of the named executive officer and the dollar value of corporate contributions to the account of the named executive officer pursuant to the terms of the Salary Savings 401(k) Plan.  The contributions for each named executive are as follows:  Leonard A. Hadley, life insurance $9,838, 401(k) $4,000; Lloyd D. Ward, life insurance $3,230, 401(k)
$4,000; William L. Beer, life insurance $2,176, 401(k) $3,750; Edward H. Graham, life insurance $5,519, 401(k) $4,000;
Gerald J. Pribanic, life insurance $3,605, 401(k) $4,000.











The following table sets forth, for the named executive officers, certain information regarding stock options granted in 1998.


                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                             POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                                    VALUE AT ASSUMED ANNUAL
                                                                                             RATES OF STOCK PRICE
                                                                                           APPRECIATION FOR OPTION
                                                                                                   TERM (4)

              (a)                  (b)               (c)            (d)           (e)          (f)          (g)

             Name               Number of        % of Total     Exercise or    Expiration
                               Securities      Options Granted  Base Price        Date
                               Underlying      to Employees in   ($/Share)                     5%          10%
                              Options/SAR's      Fiscal Year        (3)
                              Granted (#)            (2)
                                   (1)
   Leonard A. Hadley             100,000            11.4%         46.3438      08/27/2008   2,914,620    7,386,020

   Lloyd D. Ward                 100,000            11.4%         46.3438      08/27/2008   2,914,620    7,386,020

   William L. Beer                12,690            1.4%          46.3438      08/27/2008     369,865      937,286
   Edward H. Graham                7,340            0.8%          46.3438      08/27/2008     213,933      542,134

   Gerald J. Pribanic             11,010            1.3%          46.3438      08/27/2008     320,900      813,201

(1)   Of the 100,000 shares granted to Mr. Ward, 70,000 become exercisable beginning on August 28, 2003.  The remaining
      30,000 shares granted to Mr. Ward and all the other options reported in the table become exercisable beginning on
      August 28, 2001, except that such options will become fully exercisable in the event of a Change of Control
      [generally defined as occurring when a person individually or together with its affiliates or associates (other than an employee benefit plan of the Corporation) shall have become the beneficial owner of 20% or more of the shares of the Corporation entitled to vote for Directors or when Directors who are not a person or part of a group which is or becomes the beneficial owner of 20% or more of the shares of the Corporation fail to constitute a majority of the Board of Directors] and in the event of a termination which qualifies as a Retirement (as defined in the Corporation's Retirement Plan for Salaried Employees or any other similar retirement plan of the
      Corporation or of a Subsidiary).

(2)   Total options granted to employees in 1998 were 877,855.

(3)   Fair Market Value of underlying shares on the date of grant.

(4)   The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming annual growth rates of 5% and 10% in the value of the Corporation's future stock price over the 10 year term of the options which would result in the per share price of the Corporation's stock increasing from $46.3438 to
      $75.490 and $120.204, respectively, for the options expiring on August 27, 2008.  These assumed rates of growth are required by the Securities and Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.











     The following table sets forth for the named executive officers certain information concerning options exercised during 1998 and unexercised options to purchase common stock held by such officers at December 31, 1998.

                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                  AND
                                     YEAR END OPTION/SAR VALUES


                          Number Of                Number of Securities Underlying     Value of Unexercised
                          Securities                Unexercised Options/SAR'S          In-the-Money Options
                          Underlying       Value       December 31, 1998                 December 31,1998
      Name                Options/SAR's  Realized                                               (A)
                          Exercised (#)
                                                   Exercisable  Unexercisable     Exercisable      Unexercisable
 Leonard A. Hadley             50,000   $2,334,375    174,190      321,260        $7,816,776        $10,298,243

 Lloyd D. Ward                      0   $        0     68,300      363,940        $2,834,450        $12,128,760

 William L. Beer               19,690   $  901,934          0       48,090        $        0        $ 1,518,797

 Edward H. Graham                 600   $   25,950     40,120       42,140        $1,828,088        $ 1,509,275

 Gerald J. Pribanic                 0   $        0     19,690       60,370        $  901,198        $ 2,144,643

(A)  The value is calculated based on the aggregate amount of the excess of $62.50 (the average of the high and low price of common stock as reported in the New York Stock Exchange
Composite Transactions Report for December 31, 1998) over the relevant exercise price(s).

     The following table sets forth, for the named executive officers, certain information regarding long-term incentive plan grants made in 1998.

                       LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                                                                  Estimated Future Payouts Under Non-Stock
                                                                           Price-Based Plans (B)

           (a)                   (b)                (c)               (d)           (e)           (f)
                       Number of Shares, Performance or Other
                       Units or Other       Period Until        Threshold (#)   Target (#)   Maximum (#)
      Name              Rights (#)(A)   Maturation or Payout
 Leonard A. Hadley             14,894             3 Years           3,742         14,894        17,873
 Lloyd D. Ward                  8,669             3 Years           2,167          8,669        10,403
 William L. Beer                3,417             3 Years            854           3,417         4,100
 Edward H. Graham               2,966             3 Years            742           2,966         3,559
 Gerald J. Pribanic             2,966             3 Years            742           2,966         3,559

(A)   All awards identified in this table are made pursuant to the Corporation's 1996 Employee Stock Incentive Plan.
The awards are performance-based restricted stock awards.  Target awards are comprised of 60% restricted stock and 40%
restricted units.  Dividends are paid on restricted stock at the same rate and at the same time as on the common stock and dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock.  Dividend equivalents are treated as reinvested dividends applicable to the restricted units; these units are paid out if and when the performance goals are satisfied.  Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities.





(B)   Estimated future payouts are predicated upon the achievement of corporate return on sales and return on assets objectives over the period from January 1, 1998 to December 31, 2000.  The achievement of approximately 25% of the objectives will result in payment of the threshold amount, achievement of 75% of the objectives will result in payment of an intermediate amount, achieving 100% of the objectives will result in payment of the target amount, and achieving or exceeding approximately 120% of the objectives will result in payment of the maximum amount.

RETIREMENT BENEFITS

    The following table sets forth the estimated annual pension benefits payable effective December 31, 1998, assuming retirement at age 65 after selected periods of continuous service, under the Corporation's retirement plan which applies to virtually all exempt salaried employees. The Corporation's retirement plan for salaried employees provides for fixed retirement benefits based on years of service and compensation received. All compensation shown in the Salary and Bonus columns of the Summary Compensation Table is included as compensation under the pension plan.







































 Average Annual
  Earnings for
   Highest 5                 Estimated Annual Retirement Benefits
  Consecutive                Years of Credited Service at Retirement
 Years of Final
 10 Years of
   Service             10           15         20           25          30         35*
  $ 200,000          29,288       43,932      58,576      73,220      87,864     102,508
    300,000          44,788       67,182      89,576     111,970     134,364     156,758

    400,000          60,288       90,432     120,576     150,720     180,864     211,008
    500,000          75,788      113,682     151,576     189,470     227,364     265,258

    600,000          91,288      136,932     182,576     228,220     273,864     319,508
    700,000         106,788      160,182     213,576     266,970     320,364     373,758
    800,000         122,288      183,432     244,576     305,720     366,864     428,008

    900,000         137,788      206,682     275,576     344,470     413,364     482,258
   1,000,000        153,288      229,932     306,576     383,220     459,864     536,508

   1,100,000        168,788      253,182     337,576     421,970     506,364     590,758

   1,200,000        184,288      276,432     368,576     460,720     552,864     645,008
   1,400,000        215,288      322,932     430,576     538,220     645,864     753,508

   1,600,000        246,288      369,432     492,576     615,720     738,864     862,008

   1,800,000        277,288      415,932     554,576     693,220     831,864     970,508
   2,000,000        308,288      462,432     616,576     770,720     924,864   1,079,008

   2,200,000        339,288      508,932     678,576     848,220   1,017,864   1,187,508

     The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or other offset amounts.

      Benefits under the plan are limited to the extent required by provisions of the Internal Revenue Code and the
Employee Retirement Income Security Act of 1974.  If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the
Supplemental Employee Retirement Plan under which such amounts are payable to all qualifying employees including the officers of the Corporation.

      *Maximum number of years of service for which the pension benefit accrues.  However, employees who were participants in the Maytag Company Salaried Employees' Retirement Plan on December 31, 1990, and who retire or terminate employment on or before January 1, 2005, have been grandfathered and are eligible for additional credited service.  For these employees, the maximum amount of credited service that may be taken into account in calculating a portion of the benefit under the current plan is forty (40) years until January 1, 2001, at which time such maximum will decrease by one (1) year until it is reduced to thirty-five (35) years by the year 2005, provided, however, that the declining maximum will not be applied to reduce any participant's years of credited service below the number of years of credited service earned by such participant as of the date on which the maximum first applies.





     Mr. Hadley and Mr. Graham were in the Maytag Company Salaried Employees' Retirement Plan on December 31, 1990. To calculate the effect of the above grandfathering provision, add to the benefit shown for an employee with 35 years of service an amount equal to one per cent (1%) multiplied by the number of years of service in excess of 35 multiplied by the average annual earnings shown in the first column of the table above.

     The years of credited service for the named executive officers as of December 31, 1998, are: Leonard A. Hadley 39.5; Lloyd D. Ward 3.0; William L. Beer 24.6; Edward H. Graham 19.1; and Gerald J. Pribanic 8.7.


                           EMPLOYMENT CONTRACTS AND
           TERMINATION OF EMPLOYMENT CHANGE OF CONTROL ARRANGEMENTS

     The Corporation has entered into agreements with each of the named executive officers which would become operable only in the event of a change of control of the Corporation. Agreements provide that if the officer's employment terminates for any reason within three years after a change of control, the officer will be entitled to payments equal to three times total compensation (salary and maximum bonus) at the rate in effect immediately prior to the change of control, maximum payout on any outstanding restricted stock awards, and to continued participation in certain of the Corporation's benefit programs for the same three year period.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                    COMPENSATION PHILOSOPHY AND PRINCIPLES

     The Compensation Committee of the Board of Directors (the "Committee"), composed of six non-employee directors, establishes and administers the executive compensation program for the Corporation's top executives. The Committee has reaffirmed the Corporation's compensation philosophy as it pertains to its executives as follows:

1. The Corporation is committed to increasing long-term shareholder value and to ensuring that the objectives of the Corporation's executives are aligned with that goal. Based on this commitment, it is the Corporation's philosophy that the total compensation of its executives closely mirror the performance of the Corporation - reflecting increases and decreases in those factors contributing to shareholder value, e.g., profitability, earnings per share, and stock price.

2. Providing an opportunity for above average total compensation is important in order to attract and retain the best and brightest employees. Providing performance goals are met, the Corporation's total compensation program will be targeted at a level above the average for similarly sized industrial firms nationwide.

3. It is the Corporation's goal to provide and consistently administer a uniform program of total compensation for key employees throughout the Corporation. This program will facilitate the movement of key employees between business units and divisions, which supports the business objective of strengthening organizational development efforts and providing developmental opportunities for talented individuals.

     The Committee believes compensation based on this philosophy supports and encourages the commitment to achieving business and financial objectives that



will generate long term shareholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long term commitments to the Corporation, and to accomplish the Corporation's leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Committee views compensation as a total program comprised of annual base salary and variable short and long term incentives. The total package is designed to provide a significant percentage of executive compensation through at risk programs which link long term executive rewards to long term shareholder rewards. This linkage is achieved through the following compensation components:

Annual Base Salary

     A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database comprise many of the companies included in the S&P Household Furnishings and Appliance Stock Index used in the Performance Graph on Page 22, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Corporation's competitors for executive talent are more varied than the Peer Group chosen for comparing shareholder return in the Performance Graph. Executive pay within the salary range is determined based upon individual qualifications, experience, and performance of specific individual responsibilities.

Annual Variable Incentive (Bonus)

     Annual variable incentive compensation (bonus) is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual's position, responsibility, and performance. Executives are eligible for annual cash incentive awards based upon two performance factors:
(1) Corporate net income, or entity operating income less the cost of working capital, compared to annual plan (65% weighting), and (2) Corporate or entity performance against key strategic objectives (35% weighting). An award may be increased or decreased based upon the executive's personal performance. Performance is reviewed and rated annually against these factors. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

Long Term Variable Incentives

Long term variable incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities, and potential impact on long term Corporate performance. Long term incentive compensation is made available in the form of stock options and performance based restricted stock awards.

Stock Options - The Maytag Corporation 1996 Employee Stock Incentive Plan and the number of shares available have been approved by shareholders. This plan provides the long term focus for approximately 2000 executives and other key employees. The size of stock option grants for the named executive officers is determined at the discretion of the Committee.



Performance-Based Restricted Stock - The overall number of shares available for grant under the Maytag Corporation 1996 Stock Incentive Plan has been approved by shareholders. Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive's position and responsibilities. These performance based restricted stock awards (which are currently composed of 60% restricted stock and 40% restricted units) are subject to vesting provisions and dependent upon the Corporation achieving predetermined levels of return on sales and return on assets over a specified three year period. High levels of performance in these factors, in the Committee's opinion, impact favorably on long term shareholder value. Approximately 75 executives are granted awards under this variable long-term incentive.

Summary - Survey data indicates that grants approved by the Committee under this long term plan and predecessor long term plans are competitive with grants made to executives in similar positions at other industrial organizations. This stock based incentive plan is designed to encourage a significant equity ownership interest in the Corporation to help assure that the long term interests of the Corporation's executives are closely aligned with the long term interests of the shareholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     In keeping with the Corporation's compensation philosophy and its efforts to strengthen the link between the long term interests of executives and the long term interests of shareholders, the Committee approved stock ownership guidelines which are applicable to approximately 75 key executives. The guidelines provide for the long term ownership of the Corporation's common stock which in dollar value aggregates a predetermined multiple of base salary. The amounts range from four times annual base salary for the Chief Executive Officer to one times annual base salary for operating unit vice presidents. The Committee reviews executive stock ownership levels annually and during 1998 all executives either attained their guidelines or made significant progress toward meeting their guidelines.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

     Unless certain conditions are met, Internal Revenue Code Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the Chief Executive Officer and the four other most highly compensated executive officers. As a result of Mr. Hadley's election to defer portions of his 1998 annual variable compensation, there was no loss of tax deductibility in 1998 and the Committee does not anticipate any significant loss of tax deductibility in 1999. In order to maintain maximum tax deductibility of executive compensation, the Committee received approval from shareholders in 1996 for the long term variable incentive plan (1996 Employee Stock Incentive Plan) to ensure tax deductibility of future long-term compensation incentives. The Committee will continue to monitor compensation programs in light of Section 162(m); however, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long term interests of the Corporation and its shareholders.









SUMMARY

     The Committee believes that the foregoing compensation programs will serve the long term interests of shareholders. These programs create a strong link between long term executive rewards and long term shareholder rewards; they attract, retain and motivate outstanding executive talent; and they further the Corporation's long term leadership succession objectives. The Committee will continue to emphasize variable, performance based compensation programs that it believes positively affect long term shareholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure the Corporation has not only qualified, professional managers, but fully committed "owner-operators".

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

     As indicated in the above discussion, the total compensation of the Corporation's executives, including the CEO, consists of annual base salary, annual variable incentive, and long-term variable incentives, as well as other fringe benefits. These plans consider individual performance, Corporation performance, and survey data regarding comparable positions at other industrial organizations.

     The Corporation's performance in 1998 produced a record earnings-per-share figure. Return on assets improved to 11.2% in 1998 (excluding special charges) compared to 7.6% in 1997 (excluding special charges). The strong financial results were driven by the corporation's strengthened balance sheet, the stock repurchase efforts that have reduced the number of shares outstanding, and an outstanding year for Maytag Appliances, Hoover, and Dixie-Narco. At the end of 1998, the Corporation is positioned for growth. Maytag has the products, customers, brand recognition, and financial discipline and strength to grow. Maytag has taken the actions necessary to build the platform for growth that will leverage these strengths.

     Mr. Hadley's 1998 salary of $770,000 represents a 10% increase over 1997. In arriving at this rate, the Compensation Committee considered his annual base salary compared to CEO compensation in the other industrial companies surveyed, his outstanding performance as CEO during 1997, and his strategic actions and plans for improving earnings in 1998 and beyond. Annual base salary increases for the other named executives were based on individual performance, job content, and compensation of executives in comparable positions in the industrial organizations surveyed.

     The Committee-approved strategic and financial goals under the 1998 annual variable incentive plan (discussed above) were set aggressively beyond 1997 performance. The Corporation's outstanding performance in 1998 fulfilled 100% of the strategic goals and exceeded aggressive financial goals. Based on this performance, Mr. Hadley received 1998 annual variable incentive compensation of $1,000,000.

     In 1998, a grant of restricted stock and stock units, based on percentages of Mr. Hadley's and the other named executive officers' annual base salaries was made. Payouts under the grant will be based on the extent to which the Corporation achieves the return on sales and return on assets objectives for the three-year period January 1, 1998, through December 31, 2000, as reflected in the Long Term Incentive Plans Table. The restricted stock and units granted in 1996 matured in 1998. The Corporation's performance over the period January 1, 1996, through December 31, 1998, exceeded the target goals approved by the Committee in 1996. An above target



grant payout was made under this Plan as reflected in the Summary Compensation Table - LTIP Payouts.

     As a component of long-term variable incentive compensation, options to purchase 100,000 shares of common stock were granted to Mr. Hadley under the terms of the Corporation's 1996 Employee Stock Incentive Plan. This award is competitive compared to the industrial companies surveyed. Grants of options to the named executive officers are reflected in the Option/SAR Grants in Last Fiscal Year Table.

     The foregoing report is furnished by the following members of the Compensation Committee:

     Wayland R. Hicks         William T. Kerr     Bernard G. Rethore
     Neele E. Stearns, Jr.    Robert D. Ray       John A. Sivright

SHAREHOLDER RETURN PERFORMANCE

The following graph compares the Corporation s cumulative total shareholder return on its common stock from December 31, 1993, to December 31, 1998, with the S&P 500 Stock Index and the S&P Household Furnishings and Appliance Stock Index (both of which include the Corporation).

                            Cumulative Total Return
           Based on reinvestment of $100 beginning December 31, 1993

$350

$300

$250

$200
            Line graph depicting the amounts listed in table below.
$150

$100

$ 50

___________________________________________________________________________
                 Dec. 93 Dec. 94   Dec. 95   Dec. 96   Dec. 97   Dec. 98
___________________________________________________________________________

Maytag             $100    $83       $113      $110      $207      $346
S & P 500          $100    $98       $132      $159      $208      $264
S & P Household
  Furnishings &
  Appliance Index  $100    $80       $ 95      $ 92      $120      $140


SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2000 ANNUAL MEETING
     Proposals of shareholders intended for presentation at the 2000 Annual Meeting must be received by the Secretary of the Corporation on or before December 2, 1999, to be considered for inclusion in the 2000 Proxy Statement and Proxy. The 2000 Annual Meeting is currently scheduled to be held on May 12, 2000. The Nominating Committee will consider nominees recommended by shareholders as candidates for election to the Board of Directors at the



Annual Meeting of Shareholders. A shareholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than sixty days nor more than ninety days prior to the shareholders' meeting, or if less than seventy days notice or prior public disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

OTHER MATTERS

     The Corporation will bear the cost of the proxy solicitation. The Corporation expects to solicit proxies primarily by mail. Proxies may also be solicited personally, by telephone and by mail by certain directors, officers and employees of the Corporation. The Corporation will reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Corporation. The Corporation has retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee of $12,500, plus out of pocket expenses.

     Neither the Corporation nor the members of its Board of Directors intend to bring any other matters before the meeting, and they have no present knowledge that any other matters will or may be brought before the meeting by others except the Board of Directors has been notified that a shareholder may request management to report on steps Maytag is taking to make its corporate governance more competitive. If any matters, including the above request, properly come before the meeting it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment.




























                              MAYTAG CORPORATION


Proxy for Annual Meeting, May 13, 1999, Solicited by the Board of Directors


     Leonard A. Hadley, Gerald J. Pribanic and E. James Bennett, and each of them (with full power to act without the other and with power of substitution), are hereby appointed attorneys and proxies of the undersigned to attend the Annual Shareowners Meeting on May 13, 1999, and any adjournment thereof, and to vote and act for the undersigned on reverse side.

     This proxy revokes all previous proxies. Unless specified to the contrary it will be voted FOR items (1) and (2) and AGAINST items (3) and (4).

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
-----------------------------------------------------------------------------
                PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

April 1, 1999

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of shareholders to be held at 9:00 a.m. on Thursday, May 13, 1999, at the Newton High School Center for Performance, Newton, Iowa. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided, or vote your shares by telephone if you prefer.

                              Sincerely,


                              Leonard A. Hadley
                              Chairman and
                              Chief Executive Officer

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone. Please consider voting by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.














X    Please mark votes in oval in the following manner using dark ink only.

     The Board of Directors recommends a vote "FOR" items (1) and (2) .

1.   Election of Directors
     Nominees: Barbara R. Allen, Howard L. Clark, Jr., Leonard A. Hadley and
               William T. Kerr

          FOR                 or        WITHHELD
          ALL                           FROM ALL
          NOMINEES                      NOMINEES

          ____________________________________
          For all nominees except as noted above

2.   FOR       AGAINST   or   ABSTAIN

     The selection of Ernst & Young LLP as independent public auditors to examine the financial statements to be included in the Annual Report to Shareholders for 1999.

The Board of Directors recommends a vote "AGAINST" items (3) and (4).

3.   FOR       AGAINST   or   ABSTAIN

     The proposal of a Shareholder concerning the classification of the Board of Directors.

4.   FOR       AGAINST   or   ABSTAIN

     The proposal of a Shareholder concerning super majority voting.

     In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.

Dated ______________________, 1999

_________________________________  _________________________________
(Signature of Stockholder)             (Signature of Stockholder)

Please date, sign exactly as name appears above, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names and affix their seals.
                                   ______    MARK HERE
                                             FOR ADDRESS
                                             CHANGE AND
                                             NOTE AT LEFT

















-----------------------------------Fold and detach here----------------------



CONTROL NUMBER                  **VOTE BY TELEPHONE**
___________________

                Call ** Toll Free *** On a Touch Tone Telephone
                                1-888-221-0696
                    There is NO CHARGE to you for this call


Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box on the left side of this form.

OPTION #1:  To vote as the Board of Directors recommends on ALL proposals:
Press 1
WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR VOTING

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
        To WITHHOLD FOR AN INDIVIDUAL  nominee, Press 0 and listen to the instructions.

Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

The instructions are the same for all remaining proposals.


        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR
        VOTING

               If you vote by telephone, DO NOT mail back your proxy.













